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                                                                    Exhibit 99.1

                      (AMERICAN CLASSIC VOYAGES CO. LOGO)



FOR IMMEDIATE RELEASE                                 CONTACTS:
                                                      Randall Talcott
                                                      312-466-6033 phone
                                                      randy.talcott@amcv.com


                         AMERICAN CLASSIC VOYAGES CO.'S
              SECURITIES TO BE DELISTED BY THE NASDAQ STOCK MARKET


                  MIAMI, NOVEMBER 20, 2001 -- American Classic Voyages Inc., (NASDAQ: AMCVQ), a U.S.-flag cruise company, today announced that it was notified by Nasdaq Listing Qualifications Staff that the Company's Common Stock and Trust Preferred Securities would be delisted from The Nasdaq Stock Market, effective November 22, 2001. The Nasdaq Listing Qualifications Staff indicated that these securities would be delisted due to the Company's October 19, 2001 filing under Chapter 11 of the U.S. Bankruptcy Code as well as the Company's failure to demonstrate sustained compliance with all requirements for continued listing on The Nasdaq Stock Market. The Company will not protest the delisting.

The company announced on October 19, 2001, that it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 01-10954). Since then, the Company has been operating only one vessel, the DELTA QUEEN steamboat, under the protection of the Bankruptcy Court while it pursues restructuring alternatives.

The company has established a customer information hotline (800-856-9904), and additional information is available on the company's Web site at www.amcv.com. Individuals with deposits on future American Classic cruises other than the DELTA QUEEN steamboat should contact Logan and Co., Inc. for information about registering a claim via fax (973-509-1131) or mail (546 Valley Road, Upper Montclair, NJ 07043).

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NOTE: The statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of American Classic Voyages Co. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include construction delays, complications or cost overruns in connection with the construction of new vessels; increases in cruise industry capacity and competition, as well as general business and economic conditions which may impact passenger yields and demand for the Company's products; unscheduled repairs and/or dry-dockings of the Company's vessels; the inability to obtain sufficient capital on commercially acceptable terms or generate sufficient funds from operations to finance the Company's expansion plans and ongoing operations; successful completion of expansion plans, including the construction of new vessels; the impact of changes and/or repeal of laws and implementation of government regulations, and other factors which are described in further detail in American Classic Voyages' filings with the Securities and Exchange Commission.

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